Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Scientific Technologies Incorporated of our report dated March 15, 2004 relating to the financial statements of Scientific Technologies, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2004

PricewaterhouseCoopers, LLP

San Jose, California
March 29, 2005